Exhibit 10.46

STRICTLY PRIVATE

Mr. Patrick GUO

March 26th 2007

Dear Patrick,

This letter of understanding will confirm our mutual agreement relative to the terms and conditions applicable to your international assignment.

The terms and conditions of your assignment are set forth in this Letter and are administered in accordance with the Tenneco International Assignment Guidelines for the specific terms and conditions authorized for this assignment.

Your employment during this International Assignment is contingent upon you securing and maintaining the right to work and reside in China, along with obtaining any necessary medical clearances, if applicable.

This policy may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company, but/and any specific changes impacting your assignment will be made by mutual consent between you and the Company. If questions should arise concerning any provision of this Letter or any subsequent revisions of policies applicable to employees on international assignment, you are urged to consult with Therese Meyer of the Assignment Management Services Team in Chicago, Illinois at (312) 665-2579.

General

Place of Employment: China
Position Title: Managing Director China Base Salary: $ 210,000.00 US
TAVA Target:$ 59,000.00 US
Reporting to: Hari Nair
Assignment Effective Date: anticipated between June 1 - July 1, 2007 Anticipated Duration of Assignment: 3 to 5 Years
Point of Origin: USA

Compensation and Foreign Assignment-Related Benefits

At the commencement of your international assignment, your compensation will be as estimated in the attached International Compensation Sheet. This compensation reflects your position level within the Tenneco structure and is exclusive of mandatory or voluntary deductions. Salary administration will continue to be handled in accordance with Tenneco practices, and adjustments made according to salary guidelines established within Tenneco.

Your compensation will be administered through the Tenneco US payroll, with appropriate deposits to your bank accounts.

Some of the specific provisions that will apply to your International assignment are described below:

1.
You will be eligible for participation in the various Tenneco benefit plans and will be determined in accordance with the provisions of such plans. To the extent such plans will permit, your base salary (exclusive of allowances) shall be the basis for the calculation of coverage and retirement benefits. Assignment-related allowances will not be included in the calculation of coverage and retirement benefits.

2.	Signing bonus: during the first month of employment, you will receive a gross signing bonus equal to 50,000 $, subject to required withholdings.

3.	Retention bonus: 6 months after your first employment date and 12 months after your employment date, you will receive a gross bonus amount of
50,000 $ each, subject to the required withholdings. These payments will be made upon the condition that you are actively employed at the time of this payment and that you have not given employment notice.

4.
Home leave is time off with pay plus round trip airfare. You are entitled to 1 (one) annual home leave for you and your family in business class or 2 (two) annual home leaves if economy airfares are being utilized.

5.
Vacation eligibility is based on the greater of your home country vacation policy or local applicable rules, resulting in 20 annual vacation days. Time off during home leave will be charged as vacation time.

6.	The Company will pay your rent directly for the duration of your assignment up to a maximum of 7,500 $/month.

7.	The Company will provide a monthly utility allowance. Reimbursable costs include gas, oil heat, electricity, water, garbage pick-up, one phone line, fax and internet connection at home.

8.	You will be eligible for a company-provided vehicle and driver, subject to local practices and guidelines.

9.	The Company will provide reimbursement of the tuition fees for the employee's child(ren) - children up to the age of 18 - at an International or foreign language school in China.

10.
You will receive a Goods and Services Differential intended to help defray excess costs between goods and services, excluding shelter costs, in China and comparable goods and services in your home country. This differential is based on information provided by consultants who specialize in measuring expatriate living costs around the world.

The specific amount of your differential is dependent upon base salary and size of your family actually living with you in the host country. It will fluctuate in relation to changes not only in salary and family size, but also relative to consumer price changes in China and fluctuations in the exchange rate. It may increase, decrease or be reduced to zero in relation to the above-noted factors. Currently the Goods and Services Differential is estimated to be approx. $18,000 per year.

11.	The calculation and administration of specific benefits allowed under the terms of this assignment will be in accordance with the TA International Assignment Guidelines.

12.	A one-time gross relocation allowance, subject to required tax and social security withholdings, will be paid equal to an amount of 2,500 $

Tax Equalization

We would also like to call your attention to Tenneco's Tax Equalization Guidelines. During expatriation, in order to equalize your tax bill with that of your domestic counterpart at the same level of income, a hypothetical federal and state (if applicable) income tax will be deducted from your total salary and, in turn, the Company will fund payment of your taxes in China. Even if there is no foreign tax obligation, Tenneco wilt still retain these hypothetical tax deductions. Should you resign or be discharged for cause, you will be covered under the tax equalization policy until your separation date.

KPMG LLP will conduct an interview to ensure your familiarity with US and China tax requirements. For each year in which you are on the assignment, and for the following year if required, they will also prepare your US federal and state tax returns and China tax returns (as required). Additionally, they will provide the Company with a statement of the tax liability on your total income subject to certain limitations. The Company will pay tax preparation fees.

Other Matters
Tenneco will not guarantee the term of any foreign assignment. Normally, a long-term foreign assignment is expected to be for a period varying from one to three years. The actual time will vary and may be impacted by personal emergencies, Company business circumstances or performance. Should your assignment continue beyond a four-year period, the Company reserves the right to renegotiate the terms of this assignment letter.

The Company will provide for relocation to your Point of Origin or to some other mutually agreed upon area upon termination of the foreign assignment. While the Company cannot provide a guarantee of any specific assignment, grade or salary upon return, the Company's best efforts will be made to assign you to a position in keeping with both experience and performance. If you are returning to your Point of Origin, and, elected to sell your residence upon your expatriation or during your foreign assignment, the Company will not provide Mortgage Assistance or New Home Purchase Closing Costs. However, should the Company relocate you to an area different than your Point of Origin in support of the company's needs, you would be eligible to receive both the Mortgage Assistance and New Home Purchase Closing Costs.
It is agreed that in case of termination for other reasons than 'gross misconduct'
a six (6) months base salary gross indemnity will be paid.

The laws of state of Illinois and policies of Tenneco-US will govern the terms and conditions of your employment and termination of employment (voluntary or Involuntary).

This Letter of Understanding does not create a contract of employment between you and the Company for any specified period. Your employment with Tenneco is an employment at will which means that either you or the Company may terminate your employment at any time, with or without cause, upon notice to the other. We request that you acknowledge receipt of this Letter and agreement with its terms by signing and returning a copy.

Sincerely yours,

By: /s/	Hari Nair
Name:	Hari Nair

Acknowledge and Concur:

By: /s/	Patrick Guo